EXHIBIT 16.2

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Gener8xion Entertainment, Inc. (“the Company”) pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K dated February 27, 2007 (“the Form 8-K”), which was filed with the Securities and Exchange Commission on March 2, 2007. We agree with the statements made about our firm in the first, second, third, fifth and sixth paragraphs under Item 4.01 except as follows:

1.
We wish to clarify the statements made in paragraphs three and five. In connection with the 2006 audit and 2006 second and third quarter interim reviews, we notified management and the audit committee that there were significant deficiencies and material weaknesses in the Company’s internal controls related to material adjustments arising out of our audit and review that were not identified by the Company’s internal controls, which we believe meet the definition of a reportable event as described in Item 304(a)(1)(iv)(A) of Regulation S-B.

2.	The letter which is attached as Exhibit 16.2 to the Form 8-K was not approved or signed by us. The Company filed the Form 8-K while we were still reviewing the draft thereof.

We have no basis to agree or disagree with other statements made by the Company therein.

Very truly yours,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.
March 5, 2007